Exhibit 99.1

FOR IMMEDIATE RELEASE

Healthcare Trust, Inc. Announces Expansion of Credit Facilities

NEW YORK – October 30, 2017 – Healthcare Trust, Inc. (“HTI” or the “Company”) announced today the close of approximately $150 million of additional advances under its existing Fannie Mae master credit facilities with KeyBank National Association (“KeyBank Facility”) and Capital One Multifamily Finance, LLC (“Capital One Facility”). The Company used approximately $100 million of the additional advances to pay down its senior secured revolving credit facility and expects to utilize the balance for future acquisitions and general corporate purposes.

Leslie Michelson, Non-Executive Chairman of the Board of Directors, commented: “We are very pleased to announce the successful closing of advances on our Fannie Mae master credit facilities and believe this demonstrates the strength of our relationship with our lenders and aligns with our long term corporate strategy of growing our high-quality healthcare portfolio. As a result of these actions, HTI is not only provided with new capital to deploy towards additional acquisitions but also access to more borrowing capacity through the pledging of these acquisitions on our senior secured revolving credit facility.”

The additional advance under the KeyBank Facility is secured by ten seniors housing properties owned by Company subsidiaries. The additional advance under the Capital One Facility is secured by five seniors housing properties owned by Company subsidiaries. The additional advances under the KeyBank Facility and the Capital One Facility bear interest at a rate of LIBOR plus a 2.410% margin and mature on November 1, 2026.

About Healthcare Trust, Inc.

Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment trust which seeks to acquire a diversified portfolio of real estate properties, focusing primarily on healthcare-related assets including medical office buildings, seniors housing and other healthcare-related facilities. Additional information about HTI can be found on its website at www.healthcaretrustinc.com. HTI may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of HTI’s most recent Annual Report on Form 10-K and HTI’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and HTI undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

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